UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2012

NASB FINANCIAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Missouri	0-24033	43-1805201
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12498 South 71 Highway, Grandview, Missouri 64030

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (816) 765-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 29, 2012, the Board of Directors (the “Board”) of NASB Financial, Inc. (the “Company”) signed a Written Agreement (the “Agreement”) with the Federal Reserve Bank of Kansas City (the “Reserve Bank”), the Company’s primary regulator, effective as of that date. This agreement replaces and terminates the previous agreement the Company had entered with the Office of Thrift Supervision, the Company’s previous federal regulator, which was subsequently assigned to the Reserve Bank.

The Agreement restricts the payment of dividends or other capital distributions by the Company, restricts the Company’s ability to incur, increase, or guarantee any debt, and restricts the Company’s ability to purchase or redeem any of its stock, without prior written approval of the Reserve Bank. The Agreement also restricts the Company and its wholly-owned statutory trust, NASB Preferred Trust I, from making distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities. The Company has been complying with all provisions of the Agreement, prior to its adoption.

The Agreement will remain in effect until terminated, modified or suspended by the Reserve Bank. The Bank’s management and Board of Directors have expressed their full intention and ability to continue to comply with all parts of the Agreement.

The foregoing summary description of the material provisions of the Agreement is qualified in its entirety by reference to the full text of the Written Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements; Exhibits.

(d) Exhibits.

10.1	Written Agreement dated as of November 29, 2012, between the Board of Directors of NASB Financial, Inc. and the Federal Reserve Bank of Kansas City.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2012	NASB FINANCIAL, INC.

	By:	/s/ Rhonda Nyhus
Vice President and Treasurer